Exhibit 10.22

CONSULTING AGREEMENT

THIS AGREEMENT is effective as of the 30th day of April , 2010 (the "Effective Date").

BETWEEN:

NuState Energy Holdings Inc., a company duly incorporated pursuant to the laws of the state of Nevada.

(Hereinafter referred to as the "Company")

 OF THE FIRST PART

AND:

Mobile Software Team, LLC, a company duly incorporated pursuant to the laws of state of South Carolina.

Interim Executive and administrative services (Hereinafter referred to as the "Consultant")

 OF THE SECOND PART

RECITALS

WHEREAS the Company is a publicly held corporation traded on the Pink Sheets in the U.S. under the symbol: NSEH.

WHEREAS the Consultant provides certain operational advisory services to private and public companies to assist in the successful execution of both the operational business plan and the public company plan; and,

WHEREAS the Company understands that in order to achieve its objectives as set forth in its operational and public company plans, it would be beneficial to secure the services of a qualified consulting firm. As a result, the Company has agreed to engage the services of the Consultant in accordance with the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants set forth below, the parties hereto agree as follows:

1                         SERVICES PROVIDED AND DEVOTION OF TIME

1.1                      Services Provided.  During the term of this Agreement, the Consultant shall report to the Company’s Chief Executive Officer (CEO) and provide the operational advisory services as requested by the CEO (the "Services Provided").

1.2                      Devotion of Time.  The parties hereto acknowledge and agree that the work of the Consultant is and shall be of such a nature that regular business hours will not apply nor will the Services Provided take place only at the Company’s office. The Consultant and the Company agree that best efforts will apply to all Services Provided and as the Consultant has other clients, the Company agrees that this contractual relationship represents a part-time obligation for the Consultant.

1.3                      Business Opportunities the Property of the Company.  The Consultant agrees to communicate immediately to the Company all business opportunities and improvements in the nature of the business of the Company which, during the term of this Agreement, the Consultant may conceive, make or discover, become aware of, directly or indirectly, or have presented to him in any manner which relates in any way to the Company, either as it is now or as it may develop, and such business opportunities or improvements shall become the exclusive property of the Company without any obligation on the part of the Company to make any payments in addition to the fee paid to the Consultant.

2                         CONSULTING FEES

2.1                      Consulting Fees     In consideration of the Consultant providing the services referred to herein, the Company agrees to pay the Consultant a monthly fee of Ten Thousand Dollars (the “Consulting Fee”).

2.2                      Warrants                      As additional consideration for services rendered, the Consultant shall be entitled to three year share purchase Five Million warrants of the Company at an exercise price of $.005

3                         REIMBURSEMENT OF EXPENSES

3.1                      Reimbursement of Expenses.  The Consultant shall be reimbursed for all reasonable and pre-approved expenses incurred by the Consultant in connection with the services provided, including without limiting the generality of the foregoing, all travel and promotional expenses incurred by the Consultant.  All reimbursements shall be made within two (2) weeks of submission by the Consultant of vouchers, bills or receipts for such expenses.

4                         CONFIDENTIAL INFORMATION

4.1                      Confidential Information.  The Consultant shall not, either during the term of this Agreement or under the provisions of Section 4.3, without specific consent in writing, disclose or reveal in any manner whatsoever to any other person, firm or corporation, nor will he use, directly or indirectly, for any purpose other than the purposes of the Company, the private affairs of the Company or any confidential information which he may acquire during the term of this Agreement with relation to the business and affairs of the directors and shareholders of the Company, unless the Consultant is ordered to do so by a court of competent jurisdiction or unless required by any statutory authority.

4.2                      Non-Disclosure Provisions.  The foregoing provision shall be subject to the further non-disclosure provisions contained in Schedule "A" attached hereto and incorporated hereinafter by this reference.

4.3                      Provisions Survive Termination.  The provisions of this section shall survive the termination of this Agreement for a period of three years.

5                         TERM

5.1                      Term.  This Agreement shall remain in effect for three years until April 30, 2012 or until company becomes a reporting company or terminated in accordance with any of the provisions contained in this Agreement.

6                         TERMINATION

6.1                      Termination by Consultant.  Notwithstanding any other provision contained herein, the parties hereto agree that the Consultant may terminate this Agreement by giving thirty (30) days written notice of such intention to terminate.

6.2                      Termination by Company. Notwithstanding any other provision contained herein, the parties hereto agree that the Consultant may terminate this Agreement by giving thirty (30) days written notice of such intention to terminate.

7                         RIGHTS AND OBLIGATIONS UPON TERMINATION

7.1                      Rights and Obligations.  Upon termination of this Agreement, the Consultant shall deliver up to the Company all documents, papers, plans, materials and other property of or relating to the affairs of the Company, other than the Consultant’s own papers in regard to his role in the Company.

8                         CLOSING

8.1                      Closing Date.  This Agreement shall be effective as of April 30, 2010.

8.2                      Conditions of Closing.  The parties hereto agree that it shall be a condition of the execution of this Agreement that prior to or contemporaneously with the execution of this Agreement:

(a)	This Agreement shall be approved by the Board of Directors of the Company.

9                         NOTICES AND REQUESTS

9.1                      Notices and Requests.  All notices and requests in connection with this Agreement shall be deemed given as of the day they are received either by messenger, delivery service, or mailed by registered or certified mail with postage prepaid and return receipt requested and addressed as follows:

(a)	If to the Company, the registered office in the State of South Carolina.

(b)	If to the Consultant, the registered office in the state of South Carolina.

or to such other address as the party to receive notice or request so designates by written notice to the others.

10                       INDEPENDENT PARTIES

10.1                      Independent Parties.  This Agreement is intended solely as a consulting agreement and no partnership, agency, joint venture, distributorship or other form of agreement is intended.

11                       AGREEMENT VOLUNTARY AND EQUITABLE

11.1                    Agreement Voluntary.  The parties acknowledge and declare that in executing this Agreement they are each relying wholly on their own judgment and knowledge and have not been influenced to any extent whatsoever by any representations or statements made by or on behalf of any other party regarding any matters dealt with herein or incidental thereto.

11.2                    Agreement Equitable.  The parties further acknowledge and declare that they each have carefully considered and understand the provisions contained herein, including, but without limiting the generality of the foregoing, the said provisions are mutually fair and equitable, and that they executed this Agreement voluntarily and of their own free will.

12                       CONTRACT NON-ASSIGNABLE

12.1                    Contract Non-Assignable.  This Agreement and all other rights, benefits and privileges contained herein may not be assigned by the Consultant.

13                       ENTIRE AGREEMENT

13.1                    Entire Agreement.  This Agreement represents the entire Agreement between the parties and supersedes any and all prior agreements and understandings, whether written or oral, among the parties.

14                       AMENDMENT

14.1                    Amendment.  This Agreement shall not be amended or otherwise modified except by a written notice of even date herewith or subsequent hereto signed by both parties.

15                       EXECUTION

15.1                    Execution in Several Counterparts.  This Agreement may be executed by facsimile and in several counterparts, each of which shall be deemed to be an original and all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 30th day of April, 2010.

THE COMPANY

Per:	/s/ S. Kevin Yates
Authorized Signatory

Sterling K. Yates
Name
CEO
Title

THE CONSULTANT

Per:	s/ Kevin Yates
Authorized Signatory

Kevin Yates
Name
Director, MST LLC
Title

SCHEDULE "A"

NON-DISCLOSURE PROVISIONS

1.	CONFIDENTIAL INFORMATION AND MATERIALS

(a)
"Confidential Information" shall mean, for the purposes of this Agreement, non-public information which the Company designates as being confidential or which, under the circumstances surrounding disclosure ought reasonably to be treated as confidential.  Confidential Information includes, without limitation, information, whether written, oral or communicated by any other means, relating to released or unreleased Company software or hardware products, the marketing or promotion of any product of the Company, the Company's business policies or practices, and information received from others which the Company is obliged to treat as confidential.  Confidential Information disclosed to the Consultant by any subsidiary and/or agents of the Company is covered by this Agreement.

(b)	Confidential Information shall not include that information defined as Confidential Information hereinabove which the Consultant can exclusively establish:

(i)	is or subsequently becomes publicly available without breach of any obligation of confidentiality owed to the Company;

(ii)	became known to the Consultant prior to disclosure by the Company to the Consultant;

(iii)	became known to the Consultant from a source other than the Company other than by the breach of any obligations of confidentiality owed to the Company; or

(iv)	is independently developed by the Consultant.

(c)
Confidential Materials shall include all tangible materials containing Confidential Information, including, without limitation, written or printed documents and computer disks or tapes, whether machine or user readable.

2.	RESTRICTIONS

(a)
The Consultant shall not disclose any Confidential Information to third parties for a period of three (3) years following the termination of this Agreement, except as provided herein.  However, the Consultant may disclose Confidential Information during bona fide execution of the Services Provided or in accordance with judicial or other governmental order, provided that the Consultant shall give reasonable notice to the Company prior to such disclosure and shall comply with any applicable protective order or equivalent.

(b)
The Consultant shall take reasonable security precautions, at least as great as the precautions he takes to protect his own confidential information, to keep confidential the Confidential Information, as defined hereinabove.

(c)
Confidential Information and Materials may be disclosed, reproduced, summarized or distributed only in pursuance of the business relationship of the Consultant with the Company, and only as provided hereunder.

3.	RIGHTS AND REMEDIES

(a)
The Consultant shall notify the Company immediately upon discovery of any unauthorized use or disclosure of Confidential Information or Materials, or any other breach of this Agreement by the Consultant, and shall co-operate with the Company in every reasonable manner to aid the Company to regain possession of said Confidential Information or Materials and prevent all such further unauthorized use.

(b)
The Consultant shall return all originals, copies, reproductions and summaries of or relating to the Confidential Information at the request of the Company or, at the option of the Company, certify destruction of the same.

(c)
The parties hereto recognize that a breach by the Consultant of any of the provisions contained herein would result in damages to the Company and that the Company could not be compensated adequately for such damages by monetary award.  Accordingly, the Consultant agrees that in the event of any such breach, in addition to all other remedies available to the Company at law or in equity, the Company shall be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement.

4.	MISCELLANEOUS

(a)
All Confidential Information and Materials are and shall remain the property of the Company. By disclosing information to the Consultant, the Company does not grant any express or implied right to the Consultant to or under any and all patents, copyrights, trademarks, or trade secret information belonging to the Company.

(b)	All obligations created herein shall survive change or termination of any and all business relationships between the parties for a period of three years after such termination.

(c)
The Company may from time to time request suggestions, feedback or other information from the Consultant on Confidential Information or on released or unreleased software belonging to the Company.  Any suggestions, feedback or other disclosures made by the Consultant are and shall be entirely voluntary on the part of the Consultant and shall not create any obligations on the part of the Company or a confidential agreement between the Consultant and the Company.  Instead, the Company shall be free to disclose and use any suggestions, feedback or other information from the Consultant as the Company sees fit, entirely without obligation of any kind whatsoever to the Consultant.